Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Westmoreland-LG&E Partners dated March 10, 2006, appearing in the Annual Report on Form 10-K of Westmoreland Coal Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
April 6, 2007